UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 9, 2025

zSpace, Inc.

(Exact name of registrant as specified in charter)

Delaware	001-42431	35-2284050
(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

55 Nicholson Lane San Jose, California	95134
(Address of Principal Executive Offices)	(zip code)

(408) 498-4050

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.00001 per share	ZSPC	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On December 11, 2025, zSpace, Inc. (the “Company”) received a written notice (the “Notice”) from the Listing Qualifications Department (the “Staff”) of The Nasdaq Stock Market LLC (“Nasdaq”) indicating that the Company is not in compliance with the continued listing requirement set forth in Nasdaq Listing Rule 5550(a)(2), which requires listed companies to maintain a minimum bid price of at least $1.00. Based on the Staff’s review of the Company’s closing bid price, the Company’s closing bid price was below $1.00 for the previous 30 consecutive business days.

The Notice has no immediate effect on the listing or trading of the Company’s common stock on the Nasdaq Capital Market. In accordance with Nasdaq Listing Rule 5810(c)(3)(A), the Company has a period of 180 calendar days, or until June 9, 2026, to regain compliance. To regain compliance, the Company’s minimum bid price must be $1.00 or more for a minimum of 10 consecutive business days during this compliance period, unless the Staff exercises its discretion to require a longer period.

If the Company does not regain compliance within the prescribed period, the Staff will provide written notification that the Company’s securities are subject to delisting. The Company may then appeal the Staff’s determination to a Hearings Panel pursuant to Nasdaq Listing Rule 5815(a), but there can be no assurance that Nasdaq would grant the Company’s request for approval of its compliance plan.

The Company intends to actively monitor its closing bid price and is evaluating its options to regain compliance with the Nasdaq Listing Rules. However, there can be no assurance that the Company will be able to regain compliance with the Nasdaq Listing Rules or will otherwise be in compliance with other Nasdaq listing criteria. The Company, by filing this Current Report on Form 8-K, discloses its receipt of the notification from Nasdaq in accordance with Nasdaq Listing Rule 5810(b).

Item 5.02Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the previously announced Company-wide restructuring initiative, the board of directors of the Company (the “Board”) approved a planned reduction in the size of the Board from seven directors to five directors in accordance with the Company’s Second Amended and Restated Bylaws. As part of the restructuring, Angela Prince and Pankaj Gupta stepped down from the Board, including all committees thereof, effective as of December 9, 2025. Ms. Prince and Mr. Gupta did not depart from the Board as a result of any dispute or disagreement with the Company, the Company's management, or the Company's operations or practices (financial or otherwise). With the reduction in size of the Board and the departures of Ms. Prince and Mr. Gupta, there are no existing current vacancies on the Board. Mr. Gupta will continue on as a Board observer.

In connection with the reduction in the size of the Board, the Board reduced the size of its Compensation Committee and its Nominating and Corporate Governance Committee from three to two directors. Additionally, Ms. Prince was replaced on the Audit Committee of the Board by Ms. Jane Swift and she was replaced as Chair of the Nominating and Corporate Governance Committee of the Board by Ms. Joanna Morris.

Forward-Looking Statements

This Current Report on Form 8-K contains “forward-looking statements” within the meaning of the U.S. federal securities laws. Forward-looking statements can be identified by words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Examples of forward-looking statements in this Current Report on Form 8-K include, without limitation, statements regarding the Company’s intent to monitor its closing bid price and consider available options to regain compliance with the Nasdaq Listing Rules. Instead, they are based on the Company’s current beliefs, expectations and assumptions regarding the future of its business, future plans, strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent risks and uncertainties, and actual results may differ materially from those set forth in the forward-looking statements. Important factors that could cause actual results to differ include, without limitation, there can be no assurance that the Company will meet the requirements of the Nasdaq Listing Rule regarding bid price during any compliance period or otherwise in the future, otherwise meet Nasdaq compliance standards, that Nasdaq will grant the Company any relief from delisting as necessary or whether the Company can agree to or ultimately meet applicable

Nasdaq requirements for any such relief, and the other important factors described under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) for the year ended December 31, 2024 and its other filings with the SEC. Any forward-looking statement made by the Company in this Current Report on Form 8-K is based only on information currently available and speaks only as of the date on which it is made. Except as required by applicable law, the Company expressly disclaims any obligation to publicly update any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 12, 2025	zSpace, Inc.

	By:	/s/ Erick DeOliveira
Erick DeOliveira
Chief Financial Officer